Exhibit 99.1
Executive Compensation
Pay Versus Performance
The following table sets forth certain information with respect to the Company’s financial performance and the compensation paid to our NEOs for the fiscal years ended on July 31, 2021, July 31, 2022 and July 31, 2023.

					Value of Initial Fixed $100 Investment (7) Based On:
Fiscal Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (4)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2)(4)(5)	Ferguson Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (6)	Net Income ($ in millions)	Adjusted Operating Profit ($ in millions) (7)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2023	5,440,771	9,060,208	2,265,568	2,916,515	194.42	161.85	1,889	2,917

2022	4,865,698	5,460,206	2,212,036	2,532,866	146.64	137.61	2,122	2,951

2021	5,048,917	12,573,301	1,171,378	345,655	160.17	146.43	1,472	2,092

Notes:
(1)	The principal executive officer (“PEO”) is Kevin Murphy, who has remained the Chief Executive Officer for the duration of the disclosure period.
(2)
In calculating the ‘compensation actually paid’ amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant. We do not have pensions in the US; therefore, an adjustment to the 2023 Summary Compensation Table (“SCT”) totals related to pension value for any of the years reflected in this table is not needed.

(3)
To calculate the Compensation Actually Paid (“CAP”) for the PEO, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining CAP for each year shown:

		Adjustments to SCT
Fiscal Year	SCT Total for PEO ($)	Less, Grant Date Fair Value of Awards Reported in FY SCT ($)	Plus, Year-End Fair Value of Awards granted in FY that are outstanding and unvested as of end of FY ($)	Plus, Vesting Date Fair Value of Awards that are granted and vested in the same FY ($)	Plus, Change in Fair Value of Prior Year Awards outstanding and unvested as of end of FY ($)	Plus, Change in Fair Value of Prior Year Awards that vested in FY ($)	Less, Prior Year Awards that fail to meet vesting conditions during FY ($)	Plus, Dividends or other earnings paid on all awards in CFY prior to vesting date ($)	CAP for PEO ($)

2023	5,440,771	2,520,730	3,947,882	—	2,331,881	(454,998)	—	315,402	9,060,208

2022	4,865,698	2,047,019	3,494,039	—	(1,138,890)	203,786	—	82,592	5,460,206

2021	5,048,917	1,986,339	5,307,895	—	3,867,497	335,331	—	—	12,573,301

(4)	The non-PEO NEOs represent the following individuals for each of the years shown.

•	2023: Bill Brundage, Chief Financial Officer; Ian Graham, Chief Legal Officer; Sammie Long, Chief Human Resources Officer; Bill Thees, Senior Vice President of Business and Sales.

•	2022: Bill Brundage, Chief Financial Officer.

•	2021: Bill Brundage, Chief Financial Officer; Mike Powell, former Group Chief Financial Officer.

Executive Compensation

(5)	To calculate the CAP for the non-PEO NEOs, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining CAP for each year shown:

		Adjustments to SCT
Fiscal Year	SCT Total for Non- PEO NEOs ($)	Less, Grant Date Fair Value of Awards Reported in FY SCT ($)	Plus, Year-End Fair Value of Awards granted in FY that are outstanding and unvested as of end of FY ($)	Plus, Vesting Date Fair Value of Awards that are granted and vested in the same FY ($)	Plus, Change in Fair Value of Prior Year Awards outstanding and unvested as of end of FY ($)	Plus, Change in Fair Value of Prior Year Awards that vested in FY ($)	Less, Prior Year Awards that fail to meet vesting conditions during FY ($)	Plus, Dividends or other earnings paid on all awards in CFY prior to vesting date ($)	CAP for Non-PEO NEOs ($)

2023	2,265,568	908,195	998,610	—	778,288	(239,457)	—	21,701	2,916,515

2022	2,212,036	816,013	1,392,846	—	(356,654)	71,623	—	29,028	2,532,866

2021	1,171,378	363,394	1,003,318	—	574,938	180,745	2,221,330	—	345,655

(6)
The selected peer group is the S&P 500 Industrials Index. The comparison of total shareholder returns assumes that $100 was invested on July 31, 2020 in Company ordinary shares and the S&P 500 Index and that dividends were reinvested when and as paid.

(7)
Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2023 to our Company’s performance, is adjusted operating profit, a non-GAAP
measure. Adjusted operating profit is defined as operating profit before acquisition related intangible amortization and certain other non-GAAP
adjustments, as further described in the section titled
“Non-GAAP
Reconciliations and Supplementary Information.”

The items listed below represent the most important financial performance measures used by us to link compensation actually paid to our NEOs to Company performance for the fiscal year ended July 31, 2023:

Most Important Performance Measures for PEO and Non-PEO NEOs (1)
Adjusted Operating Profit (2)
Adjusted Earnings per Share (“EPS”) - Diluted (3)
Return on Capital Employed (ROCE) (4)
Notes:

(1)
The most important performance measures include our company selected measure and the two financial metrics used for long-term incentive awards with performance-based vesting, as described in our Compensation Discussion and
Analysis
(CD&A) within the section titled Long-Term Equity-Based Incentive Program. Each of these measures is a critical operational metric reported to shareholders.

(2)	See footnote (7) above for the definition of adjusted operating profit.
(3)
Adjusted EPS - diluted is defined as adjusted net income divided by the
weighted average diluted shares outstanding. Adjusted net income is defined as income from continuing operations before amortization of acquired intangible assets (net of tax), discrete tax items and other items that are non-recurring
(net of tax). See the section titled
“Non-GAAP
Reconciliations and Supplementary Information” for more information.

(4)
ROCE is defined as adjusted earnings before interest and taxes (Adjusted EBIT) divided by average capital employed. Adjusted EBIT is defined as operating profit from continuing operations excluding certain non-GAAP
adjustments, as further described in the section titled
“Non-GAAP
Reconciliations and Supplementary Information,” and including the impact of acquisition related intangible amortization. Average capital employed is defined as the sum of average net debt and average shareholders’ equity and excludes average assets held for sale. See the section titled
“Non-GAAP
Reconciliations and Supplementary Information” for more information.

Comparative Disclosure
The following graphs set forth the relationship between each of the financial performance measures included in the table above and the amount of compensation actually paid to our NEOs for the years ended on July 31, 2021, July 31, 2022 and July 31, 2023.